Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Announces Election of New Directors

WAYNESBORO, VA –December 20, 2007 – NTELOS Holdings Corp. (NASDAQ: NTLS) announced today the election of Jerry E. Vaughn, Julia B. North and Henry Ormond to the Company’s Board of Directors. Mr. Vaughn and Ms. North will serve as independent directors. Mr. Ormond was designated to the Board of Directors by affiliates of Quadrangle Group LLC (“Quadrangle”) in accordance with the Company’s shareholders agreement. In September 2007, an affiliate of Quadrangle agreed to purchase all of the shares of NTELOS common stock held by affiliates of Citigroup Venture Capital Equity Partners, L.P., increasing Quadrangle’s ownership of NTELOS common stock from approximately 13.7% to approximately 27%. In light of its increased NTELOS ownership, Quadrangle is exercising its right under the shareholders agreement to appoint an additional director to the Board and designated Mr. Ormond to return to the Board as a director.

Mr. Vaughn, age 62, is the Chief Administrative Officer of Mobile Storage Group. Mr. Vaughn served as Senior Vice President and Chief Financial Officer of Valor Communications Group, Inc., a telecommunication services provider, from 2005 until its merger into Windstream Corporation in July 2006. From 1999 to 2005, Mr. Vaughn served as Chief Financial Officer of US Unwired, Inc., a wireless communications provider. Prior to joining US Unwired, Inc., Mr. Vaughn served in executive positions with GE Capital, Nortel Networks and Mellon Bank.

Ms. North, age 60, is presently retired. Ms. North served as the President and Chief Executive Officer of VSI Enterprises, Inc. from 1997 to 1999. Prior to joining VSI Enterprises, Ms. North served as President of Consumer Services for BellSouth Telecommunications from 1994 to 1997. She currently serves on the Board of Directors of Acuity Brands, Inc. and Community Health Systems, Inc.

Mr. Ormond, age 34, joined Quadrangle Group LLC in 2001 and currently serves as a Principal. Prior to joining Quadrangle, Mr. Ormond was a member of the private equity group at Whitney & Co., and was previously an investment banker with Morgan Stanley. Mr. Ormond previously served on the Board as a Quadrangle designee from May 2005 to April 2006. Mr. Ormond also serves on the Board of Directors of Protection One, Inc.

James S. Quarfoth, Chief Executive Officer, President and Chairman of the Board of Directors commented, “We are very excited to have Jerry, Judi and Henry join the NTELOS Holdings Corp. Board of Directors. They bring a variety of skills and backgrounds and, importantly, with their addition we now have a majority of independent directors. Jerry’s substantial experience in finance makes him an important addition to the Board. In addition, Judi’s wealth of experience in the telecommunications industry will be an invaluable resource as we move forward. With his significant capital markets experience and knowledge of our business, we are also very pleased to have Henry rejoin the Board.”

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About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.